Exhibit 10.1
Execution Copy
SEPARATION AGREEMENT AND
POST-EMPLOYMENT CONSULTING AGREEMENT
     This Separation Agreement and Post-employment Consulting Agreement (the “Agreement”) is entered into by and between EPIX Pharmaceuticals, Inc. (the “Company”) and Andrew Uprichard, M.D. (“Executive”) as of May 29, 2008.
WITNESSETH:
     WHEREAS, Executive resigned from his employment at the Company effective May 21, 2008 (the “Separation Date”) for Good Reason, as defined in the Employment Agreement entered into by and between Executive and the Company on August 9, 2007 (the “Employment Agreement”);
     WHEREAS, Executive and the Company have mutually agreed that Executive shall provide post-employment consulting services to the Company commencing on May 22, 2008 as set forth herein;
     WHEREAS, Executive and the Company now desire to extinguish all prior agreements relating to severance pay and benefits including, without limitation, the Employment Agreement (except to the extent certain sections of the Employment Agreement are specifically preserved herein) and replace all such agreements with this Agreement, which sets forth the terms and conditions of the Executive’s ending of his employment with the Company and his post-employment consulting arrangement.
     NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, Executive and Company agree as follows:
     1. Resignation from Positions. The Executive acknowledges and agrees that he resigned from his position as President and Head of Research and Development of the Company

and from all other officer and director positions of the Company and any of its subsidiaries and related entities effective on the Separation Date. Executive further acknowledges and agrees that he is no longer a member of the Company’s executive team.
     2. Final Pay, Employee Benefits and Expense Reimbursement. Executive acknowledges and agrees that he has been paid all wages through the Separation Date. Subject to his rights under the law known as COBRA, Executive’s eligibility to participate in employee benefits, including in the Company’s 401(k) Savings Plan, shall cease on or after the Separation Date consistent with the terms of those plans. The Company shall reimburse Executive for business expenses incurred on or before the Separation Date, in accordance with Company’s expense reimbursement practices.
     3. Initial Post-employment Consulting Services. Executive shall provide consulting services (“Initial Post-employment Consulting Services”) to the Company from the Separation Date until the end of the Transition II Period, as defined below (the “Initial Post-employment Consulting Period”), subject to the following terms and conditions:
          (a) Restrictions on Other Post-employment Professional Activities. Consistent with his obligations hereunder, Executive shall not become employed by or otherwise become engaged to provide professional services to a third party where he is expected to perform or actually performs services for more than thirty (30) hours per week before the earlier of: (i) approval of the New Drug Application (“NDA”) for Vasovist by the U.S. Food and Drug Administration (“FDA”) and (ii) December 31, 2008.
          (b) Time Commitment by Executive. The Executive shall provide Initial Post-employment Consulting Services upon the Company’s request for up to: (i) 40 hours per week commencing on May 22, 2008 until the NDA is resubmitted to the FDA (“Transition I Period”), and (ii) 30 hours per week after the NDA is resubmitted to the FDA and until the earlier of: (i) approval of the NDA for Vasovist by the FDA and (ii) December 31, 2008 (“Transition II Period”).
          (c) Consulting Fees. In exchange for performing Initial Post-employment Consulting Services, Executive will receive the following consulting fees (the “Consulting Fees”): (i) $30,000 per month during Transition I Period, and (ii) $22,500 per month during Transition II Period.
     4. Other Payments and Benefits to Executive.
          (a) Health Benefit Continuation. Following the Separation Date, Executive will be provided with the opportunity to receive Company-paid health benefit continuation. Specifically, if Executive elects to continue his medical and dental insurance coverage after the Separation Date under the law known as COBRA, the Company shall pay a percentage of the medical and dental insurance premiums for Executive and his dependents, equal to the same percentage of such premiums paid by the Company during the Executive’s employment, from the Separation Date until the earlier of: (x) 12 months following the Separation Date, (y) the date Executive and his dependents become eligible for health or dental insurance through another employer, or (z) the date Executive and his dependents become ineligible for COBRA for any reason (the “Benefit Continuation Period”). Executive shall promptly notify the Company upon becoming eligible for health or dental insurance from another employer or upon becoming otherwise ineligible for COBRA. If Executive elects COBRA continuation coverage, he may continue coverage for himself and any dependents after the end of the Benefit Continuation Period at his own expense for the remainder of the COBRA period, to the extent he and they remain eligible.

          (b) Severance Payment. Provided Executive complies with the Restrictive Covenants and does not revoke the general release of claims provided in Section 8 below (the “General Release”), the Company shall pay Executive a lump sum severance payment of $361,900, less applicable deductions and withholdings, six months and one day following the end of Transition II Period (the “Severance Payment”). The Severance Payment set forth in this Section 4(b) shall be in lieu of and fully supersede any rights Executive may have or have had to severance pay, except as specifically provided for in this Agreement.
          (c) Accrued Bonus Payment. Provided Executive complies with the Restrictive Covenants and does not revoke the General Release, the Company shall pay Executive a cash payment of $60,320, less applicable deductions and withholdings (the “Bonus Payment”). The Bonus Payment reflects a pro-rata portion calculated through the Separation Date of the annual bonus payment provided for in the Employment Agreement and awarded under the Company’s annual bonus program and shall be paid to Executive at the time the Company pays annual bonuses to its executive officers; provided, however, that the Bonus Payment shall be paid to Executive no later than March 15, 2009. The Bonus Payment set forth in this Section 4(c) shall be in lieu of and fully supersede any rights Executive may have or have had to bonus or other incentive compensation.
          (d) Target Bonus Payments. Provided the Company achieves the milestones set forth in this Section 4(d), the Company shall pay Executive the corresponding cash bonuses set forth below (each a “Target Bonus”). Except for the Target Bonus described in Section 4(d)(iv), Executive must be performing Initial Post-Employment Consulting Services at the time the Company achieves the milestone to earn the corresponding Target Bonus. All Target Bonuses shall be paid to Executive within sixty (60) days following achievement of the respective milestone and shall be subject to applicable deductions and withholdings. The Target Bonuses in Sections 4(d)(i) and 4(d)(ii) are mutually exclusive.
     (i) Upon FDA approval of the NDA for Vasovist, if the NDA is resubmitted to the FDA on or before July 15, 2008, the Company shall pay Executive a Target Bonus of $150,000.
     (ii) Upon FDA approval of the NDA for Vasovist, if the NDA for Vasovist is resubmitted to the FDA after July 15, 2008 but before December 31, 2008, the Company shall pay Executive a Target Bonus of $100,000.
     (iii) If the NDA for Vasovist is approved by the FDA on or before October 31, 2008, the Company shall pay Executive a Target Bonus of $50,000.
     (iv) If the Company executes an agreement for the “monetization” of Vasovist during the Initial Post-employment Consulting Period or the Secondary Post-employment Consulting Period (as defined below), the Company shall pay Executive a Target Bonus of $100,000. For purposes of this Agreement, the “monetization” of Vasovist shall mean (i) a renegotiation of the Company’s agreement with Bayer Schering Pharma AG, Germany that results in a lump sum cash payment to the Company in exchange for Bayer Schering Pharma AG, Germany acquiring full commercial rights to Vasovist, (ii) the sale of the Company’s rights to Vasovist to a third party or (iii) the sale of the Company’s profit interest from sales of Vasovist to a third party.
     5. Description of Initial Post-employment Consulting Services. During the Initial Post-employment Consulting Period, Executive shall:

          (a) Oversee the Vasovist research and development program at the Company, in conjunction with the Vasovist team, which currently includes Margaret Uprichard, Edward Parsons and Kirsten Overoye-Chan;
          (b) Conduct and invite individuals to participate in all teleconferences and/or meetings with the FDA with respect to the Vasovist NDA;
          (c) Remain a member (but not the head) of the Joint Steering Committee for Vasovist;
          (d) Have access to funding for activities (including use of consultants) as appropriate for Vasovist approval and monetization activities, subject to ordinary Company approval processes;
          (e) Maintain an office at the Company, with continuing administrative support;
          (f) Maintain access to Company email, telephone, BlackBerry and IT support, as necessary; and
          (g) Hold monthly meetings with the Executive Committee of the Company’s Board of Directors.
     6. Secondary Post-Employment Consulting Services. Following the Initial Post-employment Consulting Period, Executive shall be available for not less than eight (8) hours per week and not more than nineteen (19) hours per week to consult with the Company regarding the Vasovist program (the actual number of consulting hours to be at the Company’s discretion); provided that, in exchange for reserving such minimum availability to provide services hereunder, the Executive shall be paid, at the rate indicated below, for not less than eight (8) hours per week during the Secondary Post-employment Consulting Period (as defined below)

even if the Company actually requests that the Executive provide services for a lesser number of hours during any week during such period (“Secondary Post-employment Consulting Services”). Executive shall provide Secondary Post-employment Consulting Services, which are outside of the usual course of the Company’s business, on a part-time, independent contractor basis, at a rate of $400 per hour. The Executive’s obligations under this Section 6 shall begin on the next business day following the ending of the Initial Post-employment Consulting Period and terminate upon the later of (i) approval of the NDA for Vasovist by the FDA and (ii) the monetization of Vasovist; however, such obligations shall in no case extend beyond June 30, 2009, unless extended by agreement of the parties (the “Secondary Post-employment Consulting Period”).
     7. Restrictive Covenants During Post-employment Consulting Periods. The Executive acknowledges and agrees that the Restrictive Covenants (as that term is defined in Section 11) shall be in full force and effect during the Initial Post-employment Consulting Period and the Secondary Post-employment Consulting Period including, without limitation, Section 2 of the Inventions and Nondisclosure Agreement between Executive and the Company dated July 12, 2004 (“Assignment of Inventions Agreement”), which shall continuously apply and provide for an effective assignment of Developments and related materials regardless of the change of Executive’s status from employee to consultant. Consistent with the foregoing, all documentation and ideas, written material or other property, tangible or intangible, arising out of or resulting from Executive’s performance of Initial Post-employment Consulting Services or Secondary Post-employment Consulting Services and all proprietary rights thereto, including patent, trade secret and copyright rights therein, (the “Consulting Work Product”) shall belong to the Company immediately upon development. Executive shall at the request of the Company execute all documents as are required to vest such ownership in the Company. Executive irrevocably appoints the Company as Executive’s attorney-in-fact to execute all such documents as are required by this Section. Consultant shall treat all Consulting Work Product as Confidential Information of the Company under the Restrictive Covenants.
     8. General Release of Claims. Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to Executive’s employment by and termination of employment with the Company; of wrongful discharge; of breach of contract; of breach of the Employment Agreement; of retaliation or discrimination under federal, state or local law of the United States (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect his rights under this Agreement. As a material inducement to the Company to enter into this Agreement, Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement.
     9. Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be subject to any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
     10. Company Property. Executive acknowledges that all documents, records, apparatus, equipment and other physical property which were furnished or will be furnished to Executive in connection with his employment at the Company or in connection with he performance of consulting services remain and will remain the sole property of the Company. Executive will return to the Company all such materials and property when requested by the Company. In any event, Executive will return all such materials and property on or before the end of the Initial Post-employment Consulting Period, or, if applicable, the Secondary Post-employment Consulting Period, including, without limitation, all computer equipment, laptops, software, keys and access cards, credit cards, cell phone, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). In the event that Executive discovers that he continues to retain any such property after such consulting period, he shall return it to the Company immediately. After fulfilling his return of property obligations, Executive shall delete and finally purge any duplicates of files or documents that may contain Company information from any computer or other device that remains his property after such consulting period.
     11. Confidentiality, Existing Restrictive Covenants and Assignment of Inventions. Executive shall not disclose to any third party any information which, during his employment, he knew, or reasonably should have known, is considered by the Company to be confidential and/or proprietary or which he learns during his post-employment consulting relationship with the Company. Similarly, the terms of any existing agreement between the Company and Executive containing restrictive covenants, including, without limitation, Section 7 of the Employment Agreement and Section 2 of the Assignment of Inventions Agreement (all such agreements referred to in this Section 11 shall be collectively referred to as “Restrictive Covenants”) shall remain in full force and effect and are hereby incorporated by reference. For purposes of determining the duration of the effectiveness of the noncompetition and nonsolicitation restrictive covenant contained in Section 7(d) of the Employment Agreement, the one (1) and two (2) year periods set forth in such Section 7(d) shall be deemed to commence on the Separation Date and shall not be extended beyond the first and second anniversary dates thereof, as applicable, even if the so-called “Termination Benefits Period” referred to in the Employment Agreement extends beyond such first and second anniversary dates.
     12. Future Cooperation. During his consulting relationship with the Company and thereafter, Executive agrees to cooperate reasonably with the Company and all of its affiliates and related entities, including its and their outside counsel, in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the

Company believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. Executive agrees to appear without the necessity of a subpoena and to testify truthfully in any legal proceedings in which the Company calls him as a witness.
     13. Termination; Effect of for Cause Termination of Post-employment Consulting Relationship. In the event the Company terminates Executive’s post-employment consulting relationship with the Company for “Cause” (as such term is defined in the Employment Agreement), or Executive terminates this Agreement, the Executive will be entitled to the Severance Payment, the Bonus Payment, the health benefit continuation provided under Section 4(a) and his Consulting Fees through termination date, but shall not be entitled to any other payment and benefits to Executive as set forth in this Agreement.
     14. Relationship of the Parties. Notwithstanding any provision hereof, for all purposes of this Agreement, on and after May 22, 2008 the Executive shall be and act as an independent contractor and not as partner, joint venturer, or agent of the Company and shall not bind nor attempt to bind the Company to any contract. Executive is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, workers’ compensation insurance; and Executive agrees to defend, indemnify and hold the Company harmless from any and all claims, damages, liability, attorneys’ fees and expenses on account of an alleged failure by Executive to satisfy any such obligations. Executive expressly waives any right to participate in any of the Company’s employee benefit plans or perquisites. Executive further disclaims any intention or right to participate in any of the Company’s employee benefit plans or perquisites even if Executive’s status with the Company is determined by a third-party tribunal to be that of an employee.
     15. Legal Representation. This Agreement is a legally binding document and his signature will commit Executive to its terms. Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, and that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.
     16. Absence of Reliance. In signing this Agreement, Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.
     17. Non-Admission. This Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever against Executive. The Company specifically disclaims any liability or wrongdoing whatsoever against Executive or any other person on the part of the Company, its affiliates, and their current and former agents, employees and shareholders.
     18. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or portions of the Agreement that have been incorporated by reference) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     19. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
     20. Enforcement.
          (a) Jurisdiction. Executive and the Company hereby agree that the courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.
          (b) Relief. Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of his promises set forth herein and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, if Executive breaches, or proposes to breach, any portion of his obligations hereunder, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.
     21. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Executive or the Company or the “drafter” of all or any portion of this Agreement.

     22. Entire Agreement. This Agreement, including all provisions that are incorporated by reference and the Restrictive Covenants between Executive and the Company constitute the entire agreement between Executive and the Company. This Agreement supersedes any previous agreements or understandings between Executive and the Company relating to the subject matter herein including, without limitation, the Employment Agreement, except as specifically provided in this Agreement.
     23. Time for Consideration and Effective Date. Executive acknowledges and agrees that he had the opportunity to consider this Agreement for more than twenty-one (21) days before signing it and that no modifications to this Agreement had the effect of restarting the twenty one day consideration period. To accept this Agreement, Executive must return a signed original of this Agreement so that it is received by the undersigned at or before 5:00 p.m. on May 30, 2008. If Executive signs this Agreement before 5:00 p.m. on May 30, 2008, he acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for more than a twenty-one (21) day period. For the period of seven (7) days from the date when this Agreement becomes fully executed, Executive has the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”). Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if Executive (i) is terminated by the Company for

Cause; (ii) fails to cooperate reasonably with requests by the Company; (iii) breaches any other provision of this Agreement.
     24. Attorneys’ Fees. Each party shall bear his or its own costs and attorney’s fees in connection with the negotiation and drafting of this Agreement. In the event of any legal action to enforce this Agreement, including those provisions that have been incorporated by reference, the party that prevails in such action shall be entitled to recover his, or its attorney’s fees and costs from the non-prevailing party or parties.
     25. No Transfer. Executive represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim against any of the Releasees or any portion thereof or interest therein.
     26. Binding Nature of Agreement. This Agreement shall be binding upon each of the parties and upon the heirs, administrators, representatives, executors, successors and assigns of each of them, and shall inure to the benefit of each party and to the heirs, administrators, representatives, executors, successors, and assigns of each of them. The Company shall have the right to assign this Agreement to its affiliates, successors or assigns.
     27. Modification of Agreement. This Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged.
     28. Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.

     29. Definition. For purposes of this Agreement, the term “Company” shall include the Company and its affiliated and related entities, and its and their respective predecessors, successors and assigns.
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     This Agreement has been executed as a sealed instrument by Executive and the Company.

EXECUTIVE

/s/ Andrew Uprichard, M.D.

Andrew Uprichard, M.D.		Date: May 29, 2008

EPIX PHARMACEUTICALS, INC.

By:	/s/ Kim C. Drapkin

	Name: Kim C. Drapkin	Date: May 29, 2008
Title: Chief Financial Officer